Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-236018 August 17, 2020 DISCUSSION MATERIALS PREFERRED EQUITY OFFERING INVESTOR PRESENTATION AUGUST 2020Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-236018 August 17, 2020 DISCUSSION MATERIALS PREFERRED EQUITY OFFERING INVESTOR PRESENTATION AUGUST 2020

CERTAIN IMPORTANT INFORMATION CERTAIN IMPORTANT INFORMATION This presentation has been prepared by CNB Financial Corporation (the “Company” or “CNB”) solely for information purposes based on its own information, as well as information from public sources. This presentation is a summary only and has been prepared to assist interested parties in marking their own evaluation of the Company. The Company is not making any implied or express representation or warranty as to the accuracy or completeness of the information contained herein. Except as otherwise indicated, this presentation speaks as of the date hereof. This presentation does not purport to contain all of the information that may be relevant or material to an interested party’s investment decision. In all cases, interested parties should conduct their own investigation and analysis of the Company, including the information included or incorporated by reference into the registration statement and related prospectus supplement for the offering to which this presentation relates. This presentation is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Company. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer to sell or solicitation of an offer to purchase securities of the Company will be made only pursuant to the preliminary prospectus supplement and accompanying prospectus filed with the Securities and Exchange Commission (the “SEC”). The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement and other documents the Company has filed with the SEC that are incorporated by reference into the prospectus supplement for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement if you request it by calling Janney Montgomery Scott LLC at 404-601-7200. 2CERTAIN IMPORTANT INFORMATION CERTAIN IMPORTANT INFORMATION This presentation has been prepared by CNB Financial Corporation (the “Company” or “CNB”) solely for information purposes based on its own information, as well as information from public sources. This presentation is a summary only and has been prepared to assist interested parties in marking their own evaluation of the Company. The Company is not making any implied or express representation or warranty as to the accuracy or completeness of the information contained herein. Except as otherwise indicated, this presentation speaks as of the date hereof. This presentation does not purport to contain all of the information that may be relevant or material to an interested party’s investment decision. In all cases, interested parties should conduct their own investigation and analysis of the Company, including the information included or incorporated by reference into the registration statement and related prospectus supplement for the offering to which this presentation relates. This presentation is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Company. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer to sell or solicitation of an offer to purchase securities of the Company will be made only pursuant to the preliminary prospectus supplement and accompanying prospectus filed with the Securities and Exchange Commission (the “SEC”). The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement and other documents the Company has filed with the SEC that are incorporated by reference into the prospectus supplement for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement if you request it by calling Janney Montgomery Scott LLC at 404-601-7200. 2

CERTAIN IMPORTANT INFORMATION CAUTION REGARDING FORWARD LOOKING STATEMENTS This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of CNB Financial Corporation (the “Company”). Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of the Company and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control and which may be heightened by the novel coronavirus, or COVID-19 pandemic. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like may, plan, contemplate, anticipate, believe, intend, continue, expect, project, predict, estimate, could, should, would, will, and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by the Company with the SEC. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by the Company to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this presentation. NON-GAAP FINANCIAL MEASURES Statements included in this presentation include non-GAAP financial measures and should be read along with the accompanying tables under the section titled “Non-GAAP Reconciliations.” The Company uses non-GAAP financial measures to analyze its performance. Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of CNB Financial Corporation and provide meaningful comparison to its peers. Non- GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP. 3CERTAIN IMPORTANT INFORMATION CAUTION REGARDING FORWARD LOOKING STATEMENTS This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of CNB Financial Corporation (the “Company”). Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of the Company and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control and which may be heightened by the novel coronavirus, or COVID-19 pandemic. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like may, plan, contemplate, anticipate, believe, intend, continue, expect, project, predict, estimate, could, should, would, will, and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by the Company with the SEC. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by the Company to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this presentation. NON-GAAP FINANCIAL MEASURES Statements included in this presentation include non-GAAP financial measures and should be read along with the accompanying tables under the section titled “Non-GAAP Reconciliations.” The Company uses non-GAAP financial measures to analyze its performance. Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of CNB Financial Corporation and provide meaningful comparison to its peers. Non- GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP. 3

TERMS OF PROPOSED PREFERRED STOCK OFFERING CNB Financial Corporation (NASDAQ: CCNE) ISSUER (Depository Shares 1/40) Non-Cumulative Perpetual Preferred Stock, Series A SECURITY $25.00 per depository share LIQUIDATION PREFERENCE TERM Perpetual ISSUANCE TYPE SEC Registered Dividends will be paid quarterly in arrears if declared DIVIDEND PAYMENT DATES Redeemable at issuer’s option, subject to regulatory approval OPTIONAL REDEMPTION § On any dividend payment date on or after 5 years in whole or in part, or § at any time within 90 days following a regulatory capital treatment event, in whole but not in part General corporate purposes, including working capital and the funding of USE OF PROCEEDS organic growth or potential acquisitions NASDAQ listing within 30 days of pricing PLANNED LISTING BOOK RUNNING MANAGERS & CO-MANAGER & 4TERMS OF PROPOSED PREFERRED STOCK OFFERING CNB Financial Corporation (NASDAQ: CCNE) ISSUER (Depository Shares 1/40) Non-Cumulative Perpetual Preferred Stock, Series A SECURITY $25.00 per depository share LIQUIDATION PREFERENCE TERM Perpetual ISSUANCE TYPE SEC Registered Dividends will be paid quarterly in arrears if declared DIVIDEND PAYMENT DATES Redeemable at issuer’s option, subject to regulatory approval OPTIONAL REDEMPTION § On any dividend payment date on or after 5 years in whole or in part, or § at any time within 90 days following a regulatory capital treatment event, in whole but not in part General corporate purposes, including working capital and the funding of USE OF PROCEEDS organic growth or potential acquisitions NASDAQ listing within 30 days of pricing PLANNED LISTING BOOK RUNNING MANAGERS & CO-MANAGER & 4

CORPORATE OVERVIEWCORPORATE OVERVIEW

INVESTMENT HIGHLIGHTS

A PREMIER FRANCHISE

- #1 market share and community bank of choice in Clearfield County since 1865
- #4 community bank in legacy CNB Bank markets(1)
- #3 ranked community bank in the Buffalo MSA(1)

SUPERIOR MARKET POSITION

- Strong market presence with 4 diversified local brands that are well recognized within their respective markets
- Meaningful scale in key growth markets, including Buffalo, NY, Columbus, OH and Cleveland, OH

ATTRACTIVE BUSINESS MIX

- Diversified loan portfolio with exceptionally high growth in Erie and Buffalo markets
- Robust C&I lender comprising 41.6% of loan portfolio
- Stable funding base, average deposits per branch of approximately $80 million

EXPERIENCED LEADERSHIP

- Led by Chief Executive Officer Joe Bower since 2010 with 30+ years of banking experience
- Richard Greslick, Chief Support Officer, has been with CNB for 22 years
- Recent addition of Tito Lima as CFO in July 2019, with 31 years experience in Banking

STRONG FINANCIAL POSITIONING

- $4.5B in total assets with YTD ROATCE of 12.31%
- Strives to achieve and maintain performance levels in the top quartile of peer group
- High performing ROA and ROE with prudent expense management

CONSISTENT GROWTH STORY

- Strong and successful track record of organic growth
- Acquisitions on a selective basis to enter new growth markets or supplement existing growth markets
- Completed 3 acquisitions since 2013

(1) Community bank defined as banks with total assets < $30.0B
Note: YTD is abbreviation for the 6 month period ended June 30, 2020

CNB FINANCIAL CORPORATION 6

CNB FINANCIAL CORPORATION

- Holding Company for **CNB Bank** (Clearfield, PA), serving the community since 1865
- 45 full service branches and 1 loan production office throughout Pennsylvania, New York and Ohio
- CNB Bank's regional divisions include **CNB Bank** (Western PA); **FC Bank** (Columbus & Central OH), **ERIEBANK** (Cleveland, OH & Erie, PA); and **BankOnBuffalo** (Buffalo, NY)
- NASDAQ: **CCNE**; Market Capitalization: $304.9 million

FINANCIAL HIGHLIGHTS

ASSETS:	$4.5 billion
DEPOSITS:	$3.6 billion
LOANS:	$3.0 billion
YTD ROAA:	0.87%
YTD ROATCE:	12.31%
NPAS/ASSETS:	0.82%


GREATER BUFFALO, NY
NY
ERIE, PA
CLEVELAND, OH
COLUMBUS, OH
OH
PA
CNB BANK
ERIEBANK
BANKONBUFFALO
FC BANK

Note: Market data as of 8/12/2020
Note: Financial data as of 6/30/2020
Source: Market capitalization data from S&P Global Market Intelligence

CNB FINANCIAL CORPORATION 7

UNIQUE MULTI-STATE, MULTI-BRAND MODEL

CNB BANK

18 full-service offices

Western and Central PA focus

9 full-service offices in Clearfield & Centre, PA counties

5 full-service offices in McKean & Elk counties

Other offices in Jefferson, Cambria, Indiana, and Blair, PA counties

Legacy bank of the organization founded in 1865

FCBank A DIVISION OF CNB BANK

Opened in 2013 with the acquisition of FC Banc Corp. in Bucyrus, OH

Led by Division President Jenny Saunders, who has 36 years of banking experience

Focus on the greater-Columbus metro area and northeastern Ohio

7 full-service offices serving Bucyrus, Cardington, Dublin, Fredericktown, Shiloh, Grandview, and Worthington, OH

Replicate ERIEBANK strategy to grow organically via opening new offices and hiring additional lenders

ERIEBANK A division of CNB Bank

Opened August 2005

Led by Division President David J. Zimmer, III, an Erie native with 30+ years of experience

10 full-service offices serving Erie, Crawford, & Warren counties in PA, and Lake, Ashtabula, & Cuyahoga counties in OH

1 loan production office in Cleveland, OH

Expanded greater-Cleveland presence with acquisition of Lake National Bank in 2016

BankonBuffalo A DIVISION OF CNB BANK

Opened in 2016 as a single loan production office which was converted to a full-service branch in 2017

Currently 10 full-service offices with the addition of Bank of Akron

Led by Division President & long-time local banker Martin Griffith

Headquartered in downtown Buffalo's iconic Electric Tower building

Strong growth story with recent, significant loan & deposit growth along with the Bank of Akron acquisition

CNB FINANCIAL CORPORATION 8

EXPERIENCED LEADERSHIP

TOP EXECUTIVES & CHAIRMAN OF THE BOARD



JOSEPH B. BOWER JR.
President, CEO & Director

- CEO of CNB Financial Corporation since January 1, 2010
- Has been with the Company since 1997 – previously served as Chief Financial Officer and Chief Operating Officer of CNB Bank as well as Secretary and Treasurer of CNB Financial Corporation
- Previously worked as a certified public accountant and served in the United States Army
- Serves on various boards within the community



RICHARD GRESLICK JR.
Sr. EVP; Chief Support Officer

- Served as Sr. EVP & Chief Support Officer since 2009
- Previous roles with CNB include Sr. Vice President of Administration and Vice President of Operations
- Joined CNB immediately after college graduation and participated in the bank's management training program



TITO L. LIMA
EVP, CFO & Treasurer

- Joined CNB Financial Corporation as CFO in July 2019
- Formerly served as CFO and EVP at NexTier Bank, N.A.
- Prior to NexTier, previously served as EVP and Corporate Controller of National Penn Bancshares, Inc.
- Additional experience includes: Interim Chief Accounting Officer of Sterling Financial Corp; Corporate Controller of F.N.B. Corporation; Chief Financial Officer of First National Bank of Pennsylvania



PETER F. SMITH
Independent Chairman of the Board of Directors

- Served as Chairman of the Board since January 1, 2017 and has been a Director since September 1989
- Also serves as Chairman of the Board at CNB Bank
- Lawyer with practice concentrated on commercial transactions, real estate, mineral law, estate planning and related litigation
- Has served on the Ethics Committee of The Pennsylvania Bar Association since 1994

BOARD OF DIRECTORS

PETER F. SMITH *Independent Chairman of the Board of Directors*	*See biographical information on left*
JOSEPH B. BOWER JR.	*See biographical information on left*
RICHARD GRESLICK JR.	*See biographical information on left*
ROBERT W. MONTLER	President and CEO, Lee Industries and Keystone Process Equipment
JOEL E. PETERSON	President of Clearfield Wholesale Paper
DEBORAH D. PONTZER	Economic Development and Workforce Specialist, Office of Congressman Glenn Thompson
JEFFREY S. POWELL	President, J.J. Powell, Inc.
NICK N. SCOTT JR.	Vice President and Owner, Scott Enterprises
RICHARD B. SEAGER III	President & CEO, Beacon Light Behavioral Health Systems
FRANCIS X. STRAUB III	Managing Officer and Director, St. Marys Pharmacy, Inc. and Bennetts Valley Pharmacy, Inc.
PETER C. VARISCHETTI	President, Varischetti Holdings, LP
JULIE M. YOUNG	Human Resources Attorney, JMY Law, LLC

CNB FINANCIAL CORPORATION 9

GROWTH MILESTONES $50M Sub Debt Raise Acquisition of Lake National Acquisition of Bank CNB Financial County Corporation Conversion to FC Banc Corp. National Bank holding a state in Bucyrus, OH Bank on w/ $360M in of Clearfield company banking Buffalo is established organized charter assets formed 1865 1934 1984 2005 2006 2010 2013 2015 2016 2020 th 150 Reorganized ERIEBANK Common Acquisition through a formed Equity Capital Anniversary of Raise of Celebration stock offering Bank of Akron to existing $34.5M depositors Joseph Bower becomes CEO 10GROWTH MILESTONES $50M Sub Debt Raise Acquisition of Lake National Acquisition of Bank CNB Financial County Corporation Conversion to FC Banc Corp. National Bank holding a state in Bucyrus, OH Bank on w/ $360M in of Clearfield company banking Buffalo is established organized charter assets formed 1865 1934 1984 2005 2006 2010 2013 2015 2016 2020 th 150 Reorganized ERIEBANK Common Acquisition through a formed Equity Capital Anniversary of Raise of Celebration stock offering Bank of Akron to existing $34.5M depositors Joseph Bower becomes CEO 10

A BANK OF CHOICE IN LEGACY CNB BANK MARKETS

LEADING DEPOSIT MARKET SHARE

Combined CNB Bank Franchise County Footprint[1]

2019 Rank	Institution (ST)	2019 Number of Branches	2019 Total Deposits in Market ($000)	2019 Total Market Share (%)
1	S&T Bancorp Inc. (PA)	21	2,310,517	14.6
2	F.N.B. Corp. (PA)	30	1,868,389	11.8
3	First Commonwealth Financial (PA)	34	1,643,093	10.4
4	PNC Financial Services Group (PA)	12	1,236,946	7.8
5	M&T Bank Corp. (NY)	14	1,080,854	6.8
6	Northwest Bancshares, Inc. (PA)	24	1,059,619	6.7
7	CNB Financial Corp. (PA)	18	1,038,986	6.6
8	1st Summit Bncp Johnstown Inc. (PA)	13	825,072	5.2
9	AmeriServ Financial Inc. (PA)	10	728,363	4.6
10	Citizens Financial Group Inc. (RI)	8	543,049	3.4
11	Reliance Bancorp MHC (PA)	9	376,401	2.4
12	Riverview Financial Corp. (PA)	8	356,064	2.3
13	InFirst Bancorp MHC (PA)	6	349,044	2.2
14	Truist Financial Corp. (NC)	2	296,848	1.9
15	Hamlin B&TC (PA)	7	286,169	1.8
16	Community Bankers' Corporation (PA)	6	244,916	1.6
17	Kish Bancorp Inc. (PA)	4	218,799	1.4
18	Emclaire Financial Corp (PA)	7	198,980	1.3
19	Penns Woods Bancorp Inc. (PA)	5	186,750	1.2
20	Somerset Trust Holding Company (PA)	8	177,478	1.1
21	PennCrest BANK (PA)	7	135,515	0.9
22	Altoona First SB (PA)	3	132,133	0.8
23	Fulton Financial Corp. (PA)	2	113,557	0.7
24	Slovenian Savings & Loan Assn. (PA)	4	105,909	0.7
25	Investment SB (PA)	2	76,296	0.5
26	Citizens Financial Services (PA)	1	59,544	0.4
27	Juniata Valley Financial Corp. (PA)	2	50,321	0.3
28	Mifflinburg Bancorp Inc. (PA)	1	34,945	0.2
29	Hometown Bank of Pennsylvania (PA)	2	21,738	0.1
30	Old Dominion National Bank (VA)	1	16,988	0.1
31	Citizens & Northern Corp. (PA)	1	9,934	0.1
32	Woodforest Financial Grp Inc. (TX)	2	4,054	0.0
	Total for Institutions in Market	274	15,787,271	100.0

- 18 full-service offices operate as CNB Bank throughout western and central Pennsylvania
- #4 ranked community bank[1] in CNB Bank brand's combined county market[2]
- Community bank of choice in its markets
- Deep roots in the community – established in 1865
- Proven market leader with strong deposit market share positioning
- #1 community bank by deposit market share in Clearfield County, PA – 37% of the market
- Top 3 deposit market share in Elk and McKean counties

(1) Community bank defined as banks with total assets < $30 billion
(2) Combined county market includes: McKean, PA; Elk, PA; Jefferson, PA; Clearfield, PA; Indiana, PA; Cambria, PA; Blair, PA; Centre, PA
Source: Deposit Market Share data from S&P Global Market Intelligence; Deposit market share data shown based upon 2019 FDIC data

CNB FINANCIAL CORPORATION 11

KEY GROWTH MARKETS







BUFFALO, NY

- 2nd largest city in the state of New York
- High growth market due to several development activities worth over $6B enacted since 2006:
  - Wider development of the Buffalo Niagara Medical Campus
  - Solar City, a solar panel factory in South Buffalo
  - Northland Corridor, the home of a $44 million WNY Workforce Training Center
  - HarborCenter, a $200M state-of-the art hockey / entertainment complex located in the downtown Buffalo / Canalside area

COLUMBUS, OH

- One of the nation's fastest growing cities
- Growth fueled by a diversified economy with 19% of employment coming from education, tech, government, research, insurance and healthcare
- With a regional population of 2.1 million people, this growth can be attributed to the OneColumbus Strategy, formerly known as the Columbus 2020 Regional Growth Strategy:
  - Catalyst for over 150,000 net new jobs and over $8B of capital investment
  - Since implementing this strategy, the population has seen a 30% increase in person per capita income

CLEVELAND, OH / ERIE, PA

- Cleveland is the 2nd largest city in the state of Ohio
- Major manufacturing and commercial hub
- Ranks as one of the chief ports on the Great Lakes
- Experienced significant recent public and private investment in the last decade
- Economy focused on healthcare, education, research, financial services and manufacturing

Source: city-buffalo.com; buffaloniagara.com; columbus.gov; columbusregion.com; city.cleveland.oh.us; rethinkcleveland.org

CNB FINANCIAL CORPORATION 12

RECENT ACQUISITIVE SUCCESS

	FC BANC CORP.(1)	LAKE NATIONAL BANK(2)	BANK OF AKRON(3)
ACQUISITION DATE	10/11/2013	7/15/2016	7/17/2020
ASSETS ($000)	$364,163	$156,575	$471,221
LOANS ($000)	$250,885	$122,367	$329,001
DEPOSITS ($000)	$326,963	$139,712	$425,696
LTM ROAA (%)	0.98%	0.53%	0.81%
LTM ROAE (%)	10.58%	5.73%	4.31%
NPAs / ASSETS (%)	0.42%	2.37%	0.66%

(1) Financial data as of most recent available quarter prior to close, ended 9/30/2013
(2) Financial data as of most recent available quarter prior to close, ended 6/30/2016
(3) Financial data as of most recent available quarter prior to close, ended 6/30/2020
Note: LTM is abbreviation for the 12 month period ended June 30, 2020
Source: S&P Global Market Intelligence; 8-K filings; Bank regulatory filings; see appendix for additional detail

CNB FINANCIAL CORPORATION 13

RECENT ACQUISITION OF BANK OF AKRON STRATEGICALLY COMPELLING TRANSACTION § In market expansion for high growth BankOnBuffalo division of CNB STRATEGIC § Nearly doubles division assets to > $1.0B IMPACT ON § Consolidation of larger competitors in BUFFALO MARKET Western New York has left a void in serving smaller commercial banking clientele § Bank of Akron is a highly regarded, high performing community bank § Branches, footprints and target markets are TRANSACTION contiguous but not overlapping RATIONALE § Similar commercial banking focus to CNB § Provides critical personnel depth to rapidly growing Buffalo franchise § Bank will operate as a locally managed and uniquely branded BankOnBuffalo division ORGANIZATIONAL § Bank of Akron CEO, Tony Delmonte, expected to join BankOnBuffalo as Market Executive STRUCTURE § All existing Bank of Akron locations are expected to remain open BARK Locations CCNE Locations 14RECENT ACQUISITION OF BANK OF AKRON STRATEGICALLY COMPELLING TRANSACTION § In market expansion for high growth BankOnBuffalo division of CNB STRATEGIC § Nearly doubles division assets to > $1.0B IMPACT ON § Consolidation of larger competitors in BUFFALO MARKET Western New York has left a void in serving smaller commercial banking clientele § Bank of Akron is a highly regarded, high performing community bank § Branches, footprints and target markets are TRANSACTION contiguous but not overlapping RATIONALE § Similar commercial banking focus to CNB § Provides critical personnel depth to rapidly growing Buffalo franchise § Bank will operate as a locally managed and uniquely branded BankOnBuffalo division ORGANIZATIONAL § Bank of Akron CEO, Tony Delmonte, expected to join BankOnBuffalo as Market Executive STRUCTURE § All existing Bank of Akron locations are expected to remain open BARK Locations CCNE Locations 14

GROWTH: FOCUS ON BUFFALO

LEADING DEPOSIT MARKET SHARE

Buffalo-Cheektowaga, NY MSA

2019 Rank	Institution (ST)	Number of Branches	2019 Total Deposits in Market ($000)	Total Market Share (%)
1	M&T Bank Corp. (NY)	52	29,298,925	63.6
2	KeyCorp (OH)	63	7,483,530	16.2
3	Bank of America Corporation (NC)	21	2,548,580	5.5
4	Northwest Bancshares, Inc. (PA)	26	1,870,018	4.1
5	Citizens Financial Group Inc. (RI)	39	1,858,068	4.0
6	Evans Bancorp Inc. (NY)	15	1,211,546	2.6
	Pro Forma Buffalo MSA	10	761,678	1.7
7	CNB Financial Corp. (PA)	4	433,648	0.9
8	Bank of Akron (NY)	6	328,030	0.7
9	Alden State Bank (NY)	2	296,500	0.6
10	Lake Shore Bancorp Inc. (MHC) (NY)	6	214,632	0.5
11	Financial Institutions Inc. (NY)	4	170,756	0.4
12	Community Bank System Inc. (NY)	5	149,217	0.3
13	Holland Bancorp Inc. (NY)	3	133,947	0.3
14	C.C. Bancorp Inc. (NY)	1	37,856	0.1
15	JPMorgan Chase & Co. (NY)	1	33,834	0.1
16	Tompkins Financial Corporation (NY)	1	6,653	0.0
17	Woodforest Financial Grp Inc. (TX)	2	4,680	0.0
18	HSBC Holdings	1	0	0.0
	Total For Institutions In Market	252	46,080,420	100.0

#3 ranked community bank(1) in the Buffalo-Cheektowaga NY MSA based upon deposit market share

BankonBuffalo
A DIVISION OF CNB BANK

- BankOnBuffalo established as a division of CNB since 2016
- Division President Martin Griffith is a longtime local banker well known to the market
- Primarily focused on the large number of C&I businesses in Erie and Niagara counties of NY
- Division headquartered in the Electric Tower Building in Downtown Buffalo; additional full service offices in the Williamsville, Niagara Falls and Orchard Park communities
- Acquisition of Bank of Akron supports growth presence in the market place with pro forma deposits approaching $800M in the MSA
- Buffalo market driving meaningful growth - Buffalo market loans grew $116 million, or 36.3%, since June 30, 2019; deposits grew by $204 million, or 57.7%, since June 30, 2019

(1) Community bank defined as banks with total assets < $30 billion
Note: Deposit market share data shown based upon 2019 FDIC data
Source: Deposit Market Share data from S&P Global Market Intelligence

CNB FINANCIAL CORPORATION 15

BUSINESS HIGHLIGHTSBUSINESS HIGHLIGHTS

2ND QUARTER 2020 HIGHLIGHTS FINANCIAL HIGHLIGHTS OBSERVATIONS § Net income of $8.2 million§ Participated aggressively in the SBA PPP leading to processing fees of approximately $8.8 million § Diluted earnings per share of $0.54 § Maintains a strong and stable liquidity level with § MRQ Return on average assets of 0.80% $663 million in cash and $525 million in additional borrowing capacity with the FHLB of Pittsburgh § MRQ Return on average tangible common equity of (1) 11.71% § Monitoring COVID-19 related credit exposures in the Hotels/Motels, Restaurants/Fast Foods, and § Excluding net PPP loans, loans grew $191 million, or Commercial Acquisition, Development, and 7.3% compared to June 30, 2019, with growth construction loan sectors primarily driven by commercial and industrial loans § Buffalo market driving meaningful growth - Buffalo § MRQ efficiency ratio of 57.76% market loans grew $116 million or 36.3% since June 30, 2019; deposits grew by $204 million or 57.7% § 44 basis point decrease in cost of interest bearing since June 30, 2019 liabilities to 1.00% for the quarter in comparison to the second quarter of 2019 § MRQ provision expense of $5.7 million was primarily driven by adjustments to the ALLL § Tier 1 Leverage Ratio of 7.55%; excluding PPP qualitative factors related to economic growth and leverage ratio of 7.90% unemployment, to reflect management’s assumptions of a continued significant impact of § TCE/TA of 6.58%; excluding PPP TCE/TA of 7.30% the pandemic 17 (1) Tangible common equity is a non-GAAP financial measure; see appendix for reconciliation 2ND QUARTER 2020 HIGHLIGHTS FINANCIAL HIGHLIGHTS OBSERVATIONS § Net income of $8.2 million§ Participated aggressively in the SBA PPP leading to processing fees of approximately $8.8 million § Diluted earnings per share of $0.54 § Maintains a strong and stable liquidity level with § MRQ Return on average assets of 0.80% $663 million in cash and $525 million in additional borrowing capacity with the FHLB of Pittsburgh § MRQ Return on average tangible common equity of (1) 11.71% § Monitoring COVID-19 related credit exposures in the Hotels/Motels, Restaurants/Fast Foods, and § Excluding net PPP loans, loans grew $191 million, or Commercial Acquisition, Development, and 7.3% compared to June 30, 2019, with growth construction loan sectors primarily driven by commercial and industrial loans § Buffalo market driving meaningful growth - Buffalo § MRQ efficiency ratio of 57.76% market loans grew $116 million or 36.3% since June 30, 2019; deposits grew by $204 million or 57.7% § 44 basis point decrease in cost of interest bearing since June 30, 2019 liabilities to 1.00% for the quarter in comparison to the second quarter of 2019 § MRQ provision expense of $5.7 million was primarily driven by adjustments to the ALLL § Tier 1 Leverage Ratio of 7.55%; excluding PPP qualitative factors related to economic growth and leverage ratio of 7.90% unemployment, to reflect management’s assumptions of a continued significant impact of § TCE/TA of 6.58%; excluding PPP TCE/TA of 7.30% the pandemic 17 (1) Tangible common equity is a non-GAAP financial measure; see appendix for reconciliation

FINANCIAL TRENDS

TOTAL ASSETS ($M)



$5,000
$4,000
$3,000
$2,000
$1,000
$0
$2,574
$2,769
$3,222
$3,764
$4,470
2016Y
2017Y
2018Y
2019Y
2020YTD

TOTAL GROSS LOANS ($M)



$5,000
$4,000
$3,000
$2,000
$1,000
$0
$1,874
$2,146
$2,475
$2,804
$3,030
2016Y
2017Y
2018Y
2019Y
2020YTD

TOTAL DEPOSITS ($M)



$5,000
$4,000
$3,000
$2,000
$1,000
$0
$2,018
$2,168
$2,611
$3,102
$3,596
2016Y
2017Y
2018Y
2019Y
2020YTD

NET INCOME ($000)



$50,000
$40,000
$30,000
$20,000
$10,000
$0
$20,540
$23,860
$33,719
$40,081
$37,900
2016Y
2017Y
2018Y
2019Y
2020 LTM

(1) Tangible common equity is a non-GAAP financial measure; see appendix for reconciliation
Note: YTD data as of June 30, 2020

CNB FINANCIAL CORPORATION

18

EARNINGS POWER

RETURN ON AVERAGE ASSETS



1.40%
1.20%
1.00%
0.80%
0.60%
0.40%
0.20%
0.00%
0.85%
0.89%
1.12%
1.17%
0.87%
2016
2017
2018
2019
2020YTD

RECENT EFFICIENCY INITIATIVES

- Re-established loan pricing floors from 4% to 5% based on risk rating
- Implemented temporary hiring freeze; once hiring freeze ends, staff additions will be prioritized based on business generating functions
- Eliminated positions based on efficiencies developed during work-at-home period
- Consolidated 3 branches into existing branch facilities

RETURN ON AVERAGE TANGIBLE COMMON EQUITY(1)



18.00%
15.00%
12.00%
9.00%
6.00%
3.00%
0.00%
11.88%
12.37%
16.27%
16.40%
12.31%
2016
2017
2018
2019
2020YTD

EFFICIENCY RATIO



100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
61.7%
60.7%
61.4%
60.1%
59.0%
2016
2017
2018
2019
2020YTD

(1) Tangible common equity is a non-GAAP financial measure; see appendix for reconciliation

CNB FINANCIAL CORPORATION 19

LOAN PORTFOLIO COMPOSITION

6/30/2020 LOAN PORTFOLIO COMPOSITION



COMMERCIAL MORTGAGE 28.5%
C&I 41.6%
RESIDENTIAL REAL ESTATE 26.5%
CONSUMER & OTHER 3.3%

Loan Portfolio Detail

($000s)	2016Y	2017Y	2018Y	2019Y	2020Q2
Commercial & Industrial	$567,800	$704,606	916,297	1,046,665	1,263,521
Commercial Mortgages	574,826	644,597	697,776	814,002	865,401
Residential Real Estate	652,883	713,347	771,309	814,030	805,413
Consumer & Other	81,457	87,298	93,966	134,500	100,453
Total Gross Loans	**$1,876,966**	**$2,149,848**	**$2,479,348**	**$2,809,197**	**$3,034,788**
LESS: Unearned Income	3,430	3,889	4,791	5,162	4,617
Total Loans	**$1,873,536**	**$2,145,959**	**$2,474,557**	**$2,804,035**	**$3,030,171**

OBSERVATIONS

- MRQ loan yield of 4.67%
- Loan growth driven primarily by increases in C&I loans and CRE loans
- Excluding $217 million of net PPP loans, loans grew $191 million, or 7.3% in compared to June 30, 2019
- Loan growth attributable to private banking in 2Q2020 was $37.0 million, or 18.1%
- Loan growth attributable to Buffalo market in 2Q2020 was $116 million, or 36.3%
- CNB views commercial lending as its competitive advantage and remains focused on the area by hiring and retaining experienced loan officers
- Continued focus on adhering to disciplined pricing and credit quality standards
- CRE concentration ratio of 246.4%(1)

Note: MRQ is abbreviation for the 3 month period ended June 30, 2020
(1) Defined as the regulatory agencies guidance on commercial real estate (CRE) as a percent of risk-based capital

CNB FINANCIAL CORPORATION 20

ADDITIONAL LOAN DETAIL – COMMERCIAL REAL ESTATE § Total commercial real estate loans of $696 million (22.9% of total loans) § Diversified by property type – highest concentrations are Apartments and Mixed Use, 8.2% and 4.5% of total loans, respectively § 26.4% in deferral – 35% interest only; 65% principal & interest § Average loan size of $1.2 million CRE BREAKOUT & MODIFICATION DETAIL (6/30/2020) CRE PORTFOLIO (6/30/2020) Deferral Detail 2020Q2 % in Student Housing Restaurants ($000) # of Loans I/O P&I Total Deferral Commercial Real Estate 4% 1% Storage Units Plaza 2% Warehouse Apartments 247,527 27 3 0,243 23,599 53,842 21.8% 4% 3% Mixed Use 137,300 29 1 0,845 3 0,499 4 1,344 30.1% Manufacturing Office 96,491 20 6,047 1 7,748 2 3,795 24.7% 3% All Other 6 7,952 32 6,607 12,682 19,289 28.4% Apartments Retail 37,102 16 683 1 2,843 1 3,526 36.5% 29% Retail Manufacturing 30,082 5 168 5,199 5,367 17.8% 7% Warehouse 21,525 4 6,085 41 6,126 28.5% Storage Units 16,155 7 1,996 1,621 3,617 22.4% All Other Student Housing 16,110 2 - 6,786 6,786 42.1% 11% Plaza 1 5,241 8 2,455 5,161 7,616 50.0% Mixed Use Mobile Home Parks 5,283 1 - 110 110 2.1% 23% Office Restaurants 3,718 2 - 1,638 1,638 44.1% 13% Gas 1,058 0 - - - 0.0% Malls 857 5 62 685 747 87.2% Total 696,401 158 6 5,191 118,612 183,803 26.4% 21ADDITIONAL LOAN DETAIL – COMMERCIAL REAL ESTATE § Total commercial real estate loans of $696 million (22.9% of total loans) § Diversified by property type – highest concentrations are Apartments and Mixed Use, 8.2% and 4.5% of total loans, respectively § 26.4% in deferral – 35% interest only; 65% principal & interest § Average loan size of $1.2 million CRE BREAKOUT & MODIFICATION DETAIL (6/30/2020) CRE PORTFOLIO (6/30/2020) Deferral Detail 2020Q2 % in Student Housing Restaurants ($000) # of Loans I/O P&I Total Deferral Commercial Real Estate 4% 1% Storage Units Plaza 2% Warehouse Apartments 247,527 27 3 0,243 23,599 53,842 21.8% 4% 3% Mixed Use 137,300 29 1 0,845 3 0,499 4 1,344 30.1% Manufacturing Office 96,491 20 6,047 1 7,748 2 3,795 24.7% 3% All Other 6 7,952 32 6,607 12,682 19,289 28.4% Apartments Retail 37,102 16 683 1 2,843 1 3,526 36.5% 29% Retail Manufacturing 30,082 5 168 5,199 5,367 17.8% 7% Warehouse 21,525 4 6,085 41 6,126 28.5% Storage Units 16,155 7 1,996 1,621 3,617 22.4% All Other Student Housing 16,110 2 - 6,786 6,786 42.1% 11% Plaza 1 5,241 8 2,455 5,161 7,616 50.0% Mixed Use Mobile Home Parks 5,283 1 - 110 110 2.1% 23% Office Restaurants 3,718 2 - 1,638 1,638 44.1% 13% Gas 1,058 0 - - - 0.0% Malls 857 5 62 685 747 87.2% Total 696,401 158 6 5,191 118,612 183,803 26.4% 21

CONSERVATIVE CREDIT CULTURE

JUNE 30, 2020 NONACCRUAL LOANS BY TYPE



CONSUMER
1.7%
COMMERCIAL
33.4%
REAL ESTATE
65.0%

HISTORICAL NPAs/ASSETS & NCOs/LOANS



2.00%
1.50%
1.00%
0.50%
0.00%
0.60%
0.27%
0.69%
0.16%
0.44%
0.26%
0.58%
0.24%
0.65%
0.26%
2016
2017
2018
2019
2020YTD
NPAs/ASSETS (EX. TDRs)
NCOs / AVERAGE LOANS

HISTORICAL ASSET QUALITY

	12/31/2016	12/31/2017	12/31/2018	12/31/2019	6/30/2020
NONACCRUAL LOANS	$15,329	$19,232	$14,262	$21,736	$29,269
RESTRUCTURED LOANS	$8,711	$8,344	$8,203	$7,359	$7,366
NONPERFORMING ASSETS	$24,040	$27,576	$22,465	$29,095	$36,635
NONPERFORMING ASSETS (EX. TDRs)	$15,329	$19,232	$14,262	$21,736	$29,269
NPAs / ASSETS	0.93%	1.00%	0.70%	0.77%	0.82%
NPAs / ASSETS (EX. TDRs)	0.60%	0.69%	0.44%	0.58%	0.65%

CNB FINANCIAL CORPORATION 22

ADDITIONAL CREDIT QUALITY DETAIL COMMERCIAL LOANS BY RISK RATING (6/30/2020) Special Mention Pass Substandard Doubtful Total Pass % Commercial, Industrial and Agricultural $1,226,388 $10,889 $26,244 $0 $1,263,521 97.1% Commercial Mortgages 818,811 13,465 33,125 0 865,401 94.6% Total $2,045,199 $24,354 $59,369 $0 $2,128,922 96.1% RESIDENTIAL, CONSUMER & CREDIT CARD – PERFORMING DETAIL (6/30/2020) Residential Credit Real Estate Consumer Cards Performing $801,106 $92,924 $6,748 Nonperforming 4,307 485 12 Total $805,413 $93,409 $6,760 23ADDITIONAL CREDIT QUALITY DETAIL COMMERCIAL LOANS BY RISK RATING (6/30/2020) Special Mention Pass Substandard Doubtful Total Pass % Commercial, Industrial and Agricultural $1,226,388 $10,889 $26,244 $0 $1,263,521 97.1% Commercial Mortgages 818,811 13,465 33,125 0 865,401 94.6% Total $2,045,199 $24,354 $59,369 $0 $2,128,922 96.1% RESIDENTIAL, CONSUMER & CREDIT CARD – PERFORMING DETAIL (6/30/2020) Residential Credit Real Estate Consumer Cards Performing $801,106 $92,924 $6,748 Nonperforming 4,307 485 12 Total $805,413 $93,409 $6,760 23

ALLOWANCE FOR LOAN LOSSES ALLOWANCE FOR LOAN LOSSES TRENDS OBSERVATIONS $24,529 § The company has elected to delay adoption of $25,000 1.00% the current expected credit loss accounting $20,000 0.80% standard pursuant to the Coronavirus Aid, Relief 0.81% and Economic Security (“CARES”) Act $15,000 0.60% § MRQ provision expense of $5.7 million was $10,000 0.40% 0.26% primarily driven by adjustments to the ALLL $5,000 0.20% qualitative factors related to economic growth and unemployment, to reflect management’s $0 0.00% assumptions of a continued significant impact of 2016 2017 2018 2019 2020YTD the pandemic ALL ALL / Total Loans NCOs / Average Loans HISTORICAL ALL ACTIVITY YEAR ENDED, QUARTER ENDED, (Dollars in Thousands) 12/31/2016 12/31/2017 12/31/2018 12/31/2019 3/31/2020 6/30/2020 Loan Loss Reserve ($000) Loan Loss Reserve - Beginning $ 16,737 $ 1 6,330 $ 1 9,693 $ 19,704 $ 1 9,473 $ 21,915 Charge-offs & Adj. 4,961 4,077 6 ,593 6,751 910 3,191 Recoveries 405 785 532 496 273 125 Provision 4 ,149 6,655 6,072 6,024 3,079 5,680 Loan Loss Reserve - Ending $ 16,330 $ 19,693 $ 19,704 $ 19,473 $ 21,915 $ 24,529 24ALLOWANCE FOR LOAN LOSSES ALLOWANCE FOR LOAN LOSSES TRENDS OBSERVATIONS $24,529 § The company has elected to delay adoption of $25,000 1.00% the current expected credit loss accounting $20,000 0.80% standard pursuant to the Coronavirus Aid, Relief 0.81% and Economic Security (“CARES”) Act $15,000 0.60% § MRQ provision expense of $5.7 million was $10,000 0.40% 0.26% primarily driven by adjustments to the ALLL $5,000 0.20% qualitative factors related to economic growth and unemployment, to reflect management’s $0 0.00% assumptions of a continued significant impact of 2016 2017 2018 2019 2020YTD the pandemic ALL ALL / Total Loans NCOs / Average Loans HISTORICAL ALL ACTIVITY YEAR ENDED, QUARTER ENDED, (Dollars in Thousands) 12/31/2016 12/31/2017 12/31/2018 12/31/2019 3/31/2020 6/30/2020 Loan Loss Reserve ($000) Loan Loss Reserve - Beginning $ 16,737 $ 1 6,330 $ 1 9,693 $ 19,704 $ 1 9,473 $ 21,915 Charge-offs & Adj. 4,961 4,077 6 ,593 6,751 910 3,191 Recoveries 405 785 532 496 273 125 Provision 4 ,149 6,655 6,072 6,024 3,079 5,680 Loan Loss Reserve - Ending $ 16,330 $ 19,693 $ 19,704 $ 19,473 $ 21,915 $ 24,529 24

COVID-19 RESPONSE LENDING & CREDIT § As of June 30, 2020, the Company had approved and secured funds with the Small Business Administration (“SBA”) for 1,898 Paycheck Protection Program(“PPP”) loans, representing approximately $226 million in loan outstanding and $8.8 million in service fees § As of June 30, 2020, deferred loan payment commitments totaled 1,463 loans, totaling $626 million § 64% principal & interest 36% interest only § 68% 5-6 months; 32% 1-4 months § On going credit review: § Quarterly reviews by an independent firm for an annual coverage minimum of 65% of the commercial loan portfolio, focus on ensuring proper risk ratings § Credit administration reviews 95% of the Company’s credit lines - approximately 1,600 § Weekly delinquency reports, monthly delinquency call with lenders and daily overdraft reports to monitor all aspects of the loan portfolio § Enhanced pandemic review: § Re-established loan pricing floors ranging from 4% to 5%, based on risk rating § More focus on: structure of loans; interest rate floors; getting more equity in the deals § Broke down portfolios of higher risk industries (i.e. restaurants, hotels, construction, oil & gas) and identified items such as breakdown of risk ratings, average loan size, breakdown by Division, flags, etc. § Continued contact with our customers, especially those with a PPP loan or granted loan relief (i.e. interest only or P&I deferment) § For borrowers needing additional relief, CCNE is obtaining updated financials, conducting in-depth analysis with the customer and understanding their business plan moving forward 25COVID-19 RESPONSE LENDING & CREDIT § As of June 30, 2020, the Company had approved and secured funds with the Small Business Administration (“SBA”) for 1,898 Paycheck Protection Program(“PPP”) loans, representing approximately $226 million in loan outstanding and $8.8 million in service fees § As of June 30, 2020, deferred loan payment commitments totaled 1,463 loans, totaling $626 million § 64% principal & interest 36% interest only § 68% 5-6 months; 32% 1-4 months § On going credit review: § Quarterly reviews by an independent firm for an annual coverage minimum of 65% of the commercial loan portfolio, focus on ensuring proper risk ratings § Credit administration reviews 95% of the Company’s credit lines - approximately 1,600 § Weekly delinquency reports, monthly delinquency call with lenders and daily overdraft reports to monitor all aspects of the loan portfolio § Enhanced pandemic review: § Re-established loan pricing floors ranging from 4% to 5%, based on risk rating § More focus on: structure of loans; interest rate floors; getting more equity in the deals § Broke down portfolios of higher risk industries (i.e. restaurants, hotels, construction, oil & gas) and identified items such as breakdown of risk ratings, average loan size, breakdown by Division, flags, etc. § Continued contact with our customers, especially those with a PPP loan or granted loan relief (i.e. interest only or P&I deferment) § For borrowers needing additional relief, CCNE is obtaining updated financials, conducting in-depth analysis with the customer and understanding their business plan moving forward 25

COVID-19 LOAN MODIFICATIONS

LOAN MODIFICATIONS BY INDUSTRY

($ in thousands)

Loan Modifications by Industry	Portfolio Q2 2020	Portfolio Q2 2020	Loans with Deferred Payments: # of Loans	Interest Only	P&I	Total	% of Portfolio
Commercial Real Estate	$696,401	22.9%	158	$65,191	$118,612	$183,803	26%
Hospitality	181,413	6.0%	51	140	161,389	161,529	89%
Residential and Consumer	905,866	29.8%	777	54,846	19,351	74,197	8%
Manufacturing	185,457	6.1%	84	36,764	3,906	40,670	22%
Health Care and Social Assistance	169,962	5.6%	47	4,728	28,358	33,086	19%
Arts, Entertainment and Recreation	35,587	1.2%	25	41	26,306	26,347	74%
Utilities	22,373	0.7%	2	19,526	-	19,526	87%
Retail Trade	99,815	3.3%	47	14,094	2,788	16,882	17%
Professional, Scientific, and Techincal Services	70,743	2.3%	16	11,875	2,057	13,932	20%
Food Services and Drinking Places	35,626	1.2%	53	1,174	12,154	13,328	37%
Other Services	68,302	2.3%	58	4,292	5,787	10,079	15%
Construction	119,322	3.9%	26	817	6,114	6,931	6%
Agriculture, Forestry, Fishing and Hunting	61,704	2.0%	19	5,931	965	6,896	11%
Finance and Insurance	46,262	1.5%	3	251	6,342	6,593	14%
Mining, Quarrying and Oil and Gas Extraction	24,745	0.8%	21	922	4,032	4,954	20%
Transportation and Warehousing	29,934	1.0%	37	3,014	559	3,573	12%
Wholesale Trade	57,121	1.9%	19	1,161	1,879	3,040	5%
Administrative & Support & Waste Mgt & Remediation Svc.	38,513	1.3%	16	148	304	452	1%
Information	11,132	0.4%	2	326	-	326	3%
Educational Services	10,860	0.4%	2	-	284	284	3%
Other	163,650	5.4%	0	-	-	-	0%
Total	**$3,034,788**	**100.0%**	**1,463**	**$225,241**	**$401,187**	**$626,428**	**21%**

Note: Data as of June 30, 2020

CNB FINANCIAL CORPORATION 26

COVID-19 LOAN MODIFICATIONS

- Total modified loans comprised 21% of the total loan portfolio outstanding as of June 30, 2020
- Modifications are 64% Principal & Interest, 36% Principal only
- Modifications are 68% for 5-6 months and 32% for 1-4 months

LOAN MODIFICATIONS BY REGION

($ in millions)	CNB Bank	ERIEBANK	FCBank	BankOnBuffalo	Total
Deferred loans	$177	$195	$136	$119	$626
# of deferred loans	608	671	106	78	1,463


BANKONBUFFALO
19%
CNB BANK
28%
FCBANK
22%
ERIEBANK
31%

LOAN MODIFICATIONS BY CATEGORY

($ in millions)	Commercial & Industrial	Commercial Real Estate	Residential Mortgage	Consumer	Total
Deferred loans	$201	$351	$72	$2	$626
# of deferred loans	503	183	595	182	1,463


CONSUMER
0%
RESIDENTIAL
12%
C&I
32%
CRE
56%

Note: Data as of June 30, 2020

CNB FINANCIAL CORPORATION 27

SBA PPP LOANS SBA PAYCHECK PROTECTION PROGRAM (PPP) BY REGION (AS OF JUNE 30, 2020) ($ in thousands) CNB Bank ERIEBANK FCBank BankOnBuffalo Total SBA approved loans $63,498 $80,141 $36,696 $45,458 $225,793 # of SBA approved loans 579 780 193 346 1,898 Average size per loan $110 $103 $190 $130 $119 Processing fees $2,455 $3,385 $1,262 $1,735 $8,837 Processing fees (%) 3.87% 4.22% 3.44% 3.82% 3.91% § Over 30,000 employees are estimated to benefit at companies receiving funds from the Company through the PPP 28 Note: Data as of June 30, 2020SBA PPP LOANS SBA PAYCHECK PROTECTION PROGRAM (PPP) BY REGION (AS OF JUNE 30, 2020) ($ in thousands) CNB Bank ERIEBANK FCBank BankOnBuffalo Total SBA approved loans $63,498 $80,141 $36,696 $45,458 $225,793 # of SBA approved loans 579 780 193 346 1,898 Average size per loan $110 $103 $190 $130 $119 Processing fees $2,455 $3,385 $1,262 $1,735 $8,837 Processing fees (%) 3.87% 4.22% 3.44% 3.82% 3.91% § Over 30,000 employees are estimated to benefit at companies receiving funds from the Company through the PPP 28 Note: Data as of June 30, 2020

ADDITIONAL LOAN DETAIL – HOSPITALITY / HOTELS

HOSPITALITY LOANS BY CATEGORY (6/30/20)



INDEPENDENT
2%
OTHER
BRANDED
13%
IHG
14%
$181M
HILTON
43%
MARRIOTT
28%

HOSPITALITY/HOTELS LOAN PORTFOLIO

- Franchise hotels comprise 98% of total hotel portfolio as of 6/30/20
- Resort or destination related hospitality sites comprise approximately 1% of the total hotel portfolio as of 6/30/20
- Prioritize tier 1 preferred franchises: Hilton and Marriott
- Secondarily tier 2 franchises: Holiday Inn and Choice
- Prioritize limited service hotels with 60 – 150 rooms
- 92.1% pass rated
- Average LTV of 57%

ADDITIONAL DETAIL AS OF 6/30/2020

$ in Thousands	# of Loans	Outstanding Balance	Average Loan Size	Past Due	Non-Performing
Independent	19	$3,383	$178	0.0%	$1,586
Franchised	76	178,030	2,343	0.0%	0
Total Hospitality Loans	**95**	**$181,413**	**$1,910**	**0.0%**	**$1,586**

CNB FINANCIAL CORPORATION 29

ADDITIONAL LOAN DETAIL § At June 30, 2020, the Company had $159 million in funded ADC loans (excluding the previously mentioned Hotels/Motels and Restaurants/Fast Foods), or 5.6% of total loans outstanding, excluding PPP, and unfunded commitments for ADC loans of $160 million § The ADC portfolio by industry classification, excluding the Hotels/Motels and Restaurants/Fast Foods industries, is as follows: Funded Commitment ($M) Unfunded Commitment ($M) Multi-Family Real Estate $66.4 $79.1 Real Estate Developers $30.3 $42.7 Mixed Use Real Estate $21.2 $21.2 All Others $40.7 $17.0 § The Company has a small exposure to the retail industry, with loans outstanding of $99.8 million, or 3.3%, of total loans at June 30, 2020 of which 98.5% are pass rated § The Company has a negligible exposure to the restaurant industry, with loans outstanding of $35.6 million, or 1.2%, of total loans at June 30, 2020 of which 99.2% are pass rated § The Company has a negligible exposure to the oil & gas industry, with loans outstanding of $15.4 million, or 0.5%, of total loans, excluding PPP, at June 30, 2020 30ADDITIONAL LOAN DETAIL § At June 30, 2020, the Company had $159 million in funded ADC loans (excluding the previously mentioned Hotels/Motels and Restaurants/Fast Foods), or 5.6% of total loans outstanding, excluding PPP, and unfunded commitments for ADC loans of $160 million § The ADC portfolio by industry classification, excluding the Hotels/Motels and Restaurants/Fast Foods industries, is as follows: Funded Commitment ($M) Unfunded Commitment ($M) Multi-Family Real Estate $66.4 $79.1 Real Estate Developers $30.3 $42.7 Mixed Use Real Estate $21.2 $21.2 All Others $40.7 $17.0 § The Company has a small exposure to the retail industry, with loans outstanding of $99.8 million, or 3.3%, of total loans at June 30, 2020 of which 98.5% are pass rated § The Company has a negligible exposure to the restaurant industry, with loans outstanding of $35.6 million, or 1.2%, of total loans at June 30, 2020 of which 99.2% are pass rated § The Company has a negligible exposure to the oil & gas industry, with loans outstanding of $15.4 million, or 0.5%, of total loans, excluding PPP, at June 30, 2020 30

DEPOSIT MIX

6/30/2020 DEPOSIT MIX


SAVINGS
52.3%
TIME
DEPOSITS
11.2%
DEMAND -
NONINTEREST
14.1%
DEMAND -
INTEREST
22.4%

		Deposit Composition			
($000)	2016Y	2017Y	2018Y	2019Y	2020Q2
Demand - Noninterest Bearing	$289,922	$321,858	$356,797	$382,259	$507,236
Demand - Interest Bearing	543,388	565,399	600,046	628,579	806,638
Savings	953,438	915,587	1,258,506	1,663,673	1,880,252
Time Deposits	230,774	364,971	395,437	427,816	401,896
Total Deposits	$2,017,522	$2,167,815	$2,610,786	$3,102,327	$3,596,022

AVERAGE DEPOSITS PER BRANCH


$100,000
$80,000
$60,000
$40,000
$20,000
$0
AVG. DEPOSITS PER BRANCH ($000)
$48,087
$52,884
$62,172
$73,872
$80,158
2016
2017
2018
2019
2020YTD

OBSERVATIONS

- Total deposits of $3.6 billion include an estimated $217 million in estimated PPP deposits
- Excluding estimated PPP deposits, deposits grew 23.6%, compared to June 30, 2019
- Overall increase in deposits driven primarily by Private Banking Division which grew deposits $163 million or 39.4% compared to June 30, 2019
- Buffalo deposits increased by $204 million, or 57.7%, compared to June 30, 2019
- MRQ cost of deposits of 0.81%

CNB FINANCIAL CORPORATION 31

OFFERING IMPACTOFFERING IMPACT

ILLUSTRATIVE IMPACT OF THE PROPOSED OFFERING

CNB FINANCIAL CORPORATION – PRO FORMA CAPITAL RATIOS



7.6%
7.2%
8.3%
7.9%
7.5%
8.6%
10.5%
9.9%
11.4%
13.1%
12.3%
13.8%
Tier 1 Leverage Ratio
Tier 1 Leverage Ratio - Adjusted for PPP (1)
Tier 1 Risk Based
Total Risk Based
June 30, 2020 (Actual)
As Adjusted for Bank of Akron
As Adjusted for Bank of Akron and this Offering

(1) Excludes the impact of loans and/or deposits made pursuant to the Paycheck Protection Program ("PPP") and the Paycheck Protection Program Lending Facility ("PPPLF"), as applicable.
Note: Assumes $50 million gross offering size
Note: All offering assumptions are for illustrative purposes only; See "Caution Regarding Forward Looking Statements"

CNB FINANCIAL CORPORATION 33

ILLUSTRATIVE IMPACT OF THE PROPOSED OFFERING PREFERRED DIVIDEND COVERAGE PRO FORMA 2Q2020 LTM 2Q2020 LTM INTEREST COVERAGE Earnings Net Income $37,900 $37,900 Preferred Dividend $0 $3,563 Net Income to Common $37,900 $34,338 Net Income / Preferred Dividend 10.6x 34 Note: Assumes $50 million gross offering at 7.125%; All offering assumptions are for illustrative purposes only ILLUSTRATIVE IMPACT OF THE PROPOSED OFFERING PREFERRED DIVIDEND COVERAGE PRO FORMA 2Q2020 LTM 2Q2020 LTM INTEREST COVERAGE Earnings Net Income $37,900 $37,900 Preferred Dividend $0 $3,563 Net Income to Common $37,900 $34,338 Net Income / Preferred Dividend 10.6x 34 Note: Assumes $50 million gross offering at 7.125%; All offering assumptions are for illustrative purposes only

DIVIDEND HISTORY HISTORICAL DIVIDEND PER COMMON SHARE $0.800 $0.700 $0.600 $0.500 $0.400 $0.300 $0.200 $0.100 $0.000 Common Dividend Special Dividend 35DIVIDEND HISTORY HISTORICAL DIVIDEND PER COMMON SHARE $0.800 $0.700 $0.600 $0.500 $0.400 $0.300 $0.200 $0.100 $0.000 Common Dividend Special Dividend 35

APPENDIX ADDITIONAL FINANCIAL DETAILAPPENDIX ADDITIONAL FINANCIAL DETAIL

CNB FINANCIAL CORP. FINANCIAL HIGHLIGHTS

In $000s except for per share data	For the Twelve Months Ended 12/31/2017	12/31/2018	12/31/2019	Quarters Ended 09/30/19	12/31/19	03/31/20	06/30/20
Balance Sheet							
Total Assets	$2,768,773	$3,221,521	$3,763,659	$3,541,170	$3,763,659	$3,779,138	$4,469,551
Total Gross Loans	$2,145,959	$2,474,557	$2,804,035	$2,749,502	$2,804,035	$2,850,660	$3,030,171
Total Deposits	$2,167,815	$2,610,786	$3,102,327	$2,875,595	$3,102,327	$3,100,216	$3,596,022
Loans/Deposits	99.0%	94.8%	90.4%	95.6%	90.4%	92.0%	84.3%
Capital							
Common Equity	$243,910	$262,830	$304,966	$297,033	$304,966	$324,802	$330,272
Preferred Equity	$0	$0	$0	$0	$0	$0	$0
Total Equity/Assets	8.81%	8.16%	8.10%	8.39%	8.10%	8.59%	7.39%
Tang. Common Equity/Tang. Assets	7.46%	7.02%	7.14%	7.37%	7.14%	7.65%	6.58%
Tangible Equity/Tangible Assets	7.46%	7.02%	7.14%	7.37%	7.14%	7.65%	6.58%
Tier 1 Capital	10.97%	10.33%	10.03%	10.02%	10.03%	10.15%	10.48%
Leverage Ratio	8.45%	9.12%	7.86%	7.95%	7.86%	7.85%	7.55%
Profitability Measures							
Net Interest Margin	3.82%	3.76%	3.69%	3.72%	3.54%	3.49%	3.14%
Non Interest Income/Average Assets	0.80%	0.69%	0.76%	0.72%	0.74%	0.58%	0.77%
Non Interest Expense/Average Assets	2.62%	2.64%	2.56%	2.46%	2.51%	2.33%	2.15%
ROAA	0.89%	1.12%	1.17%	1.19%	1.15%	0.95%	0.80%
ROAE	9.97%	13.46%	14.05%	14.03%	13.79%	11.32%	10.30%
Earnings per share	$1.57	$2.21	$2.63	$0.68	$0.69	$0.57	$0.54
Net Income	$23,860	$33,719	$40,081	$10,357	$10,484	$8,813	$8,246
Asset Quality							
NPAs/Assets	1.00%	0.70%	0.77%	0.48%	0.77%	0.89%	0.82%
NPAs (excl TDRs)/Assets	0.69%	0.44%	0.58%	0.42%	0.58%	0.84%	0.65%
NCOs/Avg Loans	0.16%	0.26%	0.24%	0.12%	0.06%	0.02%	0.10%
Reserves/Loans	0.92%	0.80%	0.69%	0.73%	0.69%	0.77%	0.81%
Reserves/NPAs	71.41%	87.72%	66.93%	120.05%	66.93%	65.35%	66.96%

Note: Tangible common equity is a non-GAAP financial measure; See appendix for GAAP to non-GAAP reconciliation

CNB FINANCIAL CORPORATION 37

CNB BANK FINANCIAL HIGHLIGHTS

In $000s except for per share data	For the Twelve Months Ended			Quarters Ended			
	12/31/2017	12/31/2018	12/31/2019	9/30/2019	12/31/2019	3/31/2020	6/30/2020
Balance Sheet							
Total Assets	$2,748,891	$3,203,027	$3,740,508	$3,519,206	$3,740,508	$3,753,504	$4,451,130
Total Loans	$2,139,363	$2,467,461	$2,797,193	$2,743,303	$2,797,193	$2,845,359	$3,030,417
Total Deposits	$2,168,236	$2,611,214	$3,102,630	$2,876,008	$3,102,630	$3,102,491	$3,607,098
Loans/Deposits	98.67%	94.49%	90.16%	95.39%	90.16%	91.71%	84.01%
Capital							
Common Equity	$290,156	$310,574	$349,307	$342,493	$349,307	$364,733	$369,625
Total Equity/Assets	10.56%	9.70%	9.34%	9.72%	9.34%	9.72%	8.30%
Risked Based Capital	13.58%	12.59%	11.87%	11.98%	11.87%	11.86%	12.25%
Tier 1 Capital	12.70%	11.85%	11.24%	11.30%	11.24%	11.15%	11.45%
Leverage Ratio	9.80%	9.12%	8.79%	8.96%	8.79%	8.62%	8.25%
Profitability Measures							
Net Interest Margin	3.62%	3.62%	3.63%	3.72%	3.62%	3.55%	3.40%
Non Interest Income/Avg. Assets	0.66%	0.64%	0.67%	0.67%	0.63%	0.54%	0.52%
Non Interest Expense/Avg. Assets	2.51%	2.56%	2.52%	2.49%	2.48%	2.25%	2.06%
Efficiency Ratio	58.00%	60.20%	60.49%	58.99%	61.86%	59.18%	59.27%
ROAA	0.99%	1.21%	1.19%	1.20%	1.17%	0.98%	0.86%
ROAE	9.31%	12.13%	12.14%	12.20%	12.14%	10.24%	9.72%
Net Income	$26,271	$36,061	$40,276	$10,303	$10,501	$9,142	$8,920
Asset Quality							
NPAs/Assets	1.00%	0.70%	0.65%	0.64%	0.65%	1.07%	0.84%
NPAs (excl TDRs)/Assets	0.70%	0.45%	0.47%	0.44%	0.47%	0.88%	0.67%
NCOs/Avg Loans	0.06%	0.17%	0.16%	0.43%	0.15%	0.02%	0.37%
Reserves/Loans	0.84%	0.73%	0.63%	0.67%	0.63%	0.71%	0.75%
Reserves/NPAs	65.40%	80.12%	71.74%	81.76%	71.74%	50.32%	61.12%

CNB FINANCIAL CORPORATION 38

BANK OF AKRON FINANCIAL HIGHLIGHTS

In $000s except for per share data	For the Twelve Months Ended 12/31/2017	12/31/2018	12/31/2019	Quarters Ended 9/30/2019	12/31/2019	3/31/2020	6/30/2020
Balance Sheet							
Total Assets	$321,286	$349,552	$388,365	$388,877	$388,365	$406,490	$471,221
Total Loans	$261,306	$291,380	$321,551	$313,389	$321,551	$327,258	$329,001
Total Deposits	$277,704	$299,093	$341,404	$339,733	$341,404	$360,758	$425,696
Loans/Deposits	94.10%	97.42%	94.18%	92.25%	94.18%	90.71%	77.29%
Capital							
Common Equity	$32,637	$34,961	$38,752	$38,419	$38,752	$39,550	$40,279
Total Equity/Assets	10.16%	10.00%	9.98%	9.88%	9.98%	9.73%	8.55%
Risked Based Capital	13.31%	13.03%	13.12%	13.19%	13.12%	13.24%	13.51%
Tier 1 Capital	11.78%	11.59%	11.87%	11.85%	11.87%	11.98%	12.25%
Leverage Ratio	9.77%	9.83%	9.87%	9.73%	9.87%	9.70%	8.87%
Profitability Measures							
Net Interest Margin	4.03%	4.13%	3.88%	3.84%	3.73%	3.76%	3.32%
Non Interest Income/Avg. Assets	0.46%	0.44%	0.36%	0.37%	0.36%	0.33%	0.27%
Non Interest Expense/Avg. Assets	2.90%	2.88%	2.84%	2.71%	3.11%	2.96%	2.26%
Efficiency Ratio	65.78%	65.11%	68.91%	66.01%	78.09%	75.24%	66.96%
ROAA	1.47%	1.13%	1.09%	1.74%	0.23%	0.66%	0.66%
ROAE	15.76%	11.09%	10.93%	17.57%	2.34%	6.76%	7.34%
Net Income	$4,607	$3,769	$4,077	$1,669	$226	$662	$732
Asset Quality							
NPAs/Assets	2.58%	1.37%	0.98%	1.25%	0.98%	1.04%	0.66%
NPAs (excl TDRs)/Assets	1.81%	0.98%	0.63%	0.91%	0.63%	0.67%	0.62%
NCOs/Avg Loans	0.09%	0.19%	0.31%	0.01%	1.23%	0.03%	-0.08%
Reserves/Loans	2.19%	1.91%	1.55%	1.87%	1.55%	1.55%	1.66%
Reserves/NPAs	69.00%	116.15%	131.36%	120.24%	131.36%	120.19%	176.92%

CNB FINANCIAL CORPORATION 39

NON-INTEREST INCOME

NONINTEREST INCOME DETAIL – FISCAL YEAR 2019 & 2ND QUARTER 2020 YTD

45%
of 2020YTD pre-provision net revenue

- Diversified sources of noninterest income contribute meaningfully to total revenue
- Largest noninterest income driver is service charges and fees
- Additionally, wealth management and core processing / interchange income contribute significantly to total noninterest income

	FY2019		2020YTD	
NONINTEREST INCOME:	**($000)**	**% OF NII**	**($000)**	**% of NII**
Service charges on deposit accounts	$6,402	24.6%	$2,451	18.4%
Other service charges and fees	$2,930	11.3%	$1,196	9.0%
Wealth and asset management fees	$4,627	17.8%	$2,667	20.0%
Net realized gains on AFS securities	$148	0.6%	$2,190	16.5%
Net realized gains on trading securities	$16	0.1%	$0	0.0%
Net unrealized gains (losses) on trading securities	$1,872	7.2%	($282)	-2.1%
Realized gains on Visa Class B Shares	$463	1.8%	$0	0.0%
Mortgage banking	$1,412	5.4%	$1,001	7.5%
Bank owned life insurance	$1,317	5.1%	$865	6.5%
Card processing and interchange income	$4,641	17.9%	$2,453	18.4%
Other noninterest income	$2,147	8.3%	$772	5.8%
Total noninterest income	**$25,975**		**$13,313**	
Noninterest income / Pre-provision net revenue	**47.5%**		**45.4%**	

Note: Pre-provision net revenue calculated as net interest income + noninterest income – noninterest expense

CNB FINANCIAL CORPORATION 40

INVESTMENT PORTFOLIO JUNE 30, 2020 AVAILABLE FOR SALE SECURITIES PORTFOLIO FAIR VALUE Amortized Unrealized Fair $ in thousands Cost Gains Losses Value POOLED SBA CORPORATE 4% NOTES & BONDS 2% U.S. Government Sponsored Entities $139,125 $7,521 ($27) $146,619 State and Political Subdivisions 61,339 3,035 (183) 64,191 U.S GSE 27% Residential and Multi-Family Mortgages 293,605 11,804 (638) 304,771 RESI & Corporate Notes and Bonds 9,850 13 (691) 9,172 MULTIFAM STATE & POL. MORTGAGE SUBDIVISIONS 55% 12% Pooled SBA 22,397 961 0 23,358 Other 1,020 0 (37) 983 Total $527,336 $23,334 ($1,576) $549,094 41INVESTMENT PORTFOLIO JUNE 30, 2020 AVAILABLE FOR SALE SECURITIES PORTFOLIO FAIR VALUE Amortized Unrealized Fair $ in thousands Cost Gains Losses Value POOLED SBA CORPORATE 4% NOTES & BONDS 2% U.S. Government Sponsored Entities $139,125 $7,521 ($27) $146,619 State and Political Subdivisions 61,339 3,035 (183) 64,191 U.S GSE 27% Residential and Multi-Family Mortgages 293,605 11,804 (638) 304,771 RESI & Corporate Notes and Bonds 9,850 13 (691) 9,172 MULTIFAM STATE & POL. MORTGAGE SUBDIVISIONS 55% 12% Pooled SBA 22,397 961 0 23,358 Other 1,020 0 (37) 983 Total $527,336 $23,334 ($1,576) $549,094 41

LIQUIDITY § The Company manages liquidity to meet short-term financial obligations including the payment of deposits on demand or at maturity, the repayment of borrowings at maturity and the ability to fund commitments and other new business opportunities § Funding is obtained through a variety of sources (as of June 30, 2020): $ in millions Availability Excess Cash $391 FHLB $525 Unpledged Securities $98 Unsecured Lines of Credit $66 Brokered Deposit Capacity $668 Total $1,748 42LIQUIDITY § The Company manages liquidity to meet short-term financial obligations including the payment of deposits on demand or at maturity, the repayment of borrowings at maturity and the ability to fund commitments and other new business opportunities § Funding is obtained through a variety of sources (as of June 30, 2020): $ in millions Availability Excess Cash $391 FHLB $525 Unpledged Securities $98 Unsecured Lines of Credit $66 Brokered Deposit Capacity $668 Total $1,748 42

INTEREST RATE SENSITIVITY § Base case assumes composition of interest sensitive assets and liabilities remain static as of 6/30/2020 § Assumes rate shocks are instantaneous and sustained parallel rate shifts, or reflected uniformly across the yield curve regardless of duration to maturity or repricing of specific assets & liabilities § Interest rate risk is mitigated through efficient balance sheet management RATE SHOCK ANALYSIS – JUNE 30, 2020 INTEREST RATE SENSITIVITY Change in Interest Rates % Change in Net (Rate Shock) Interest Income Up 400 bps -2.5% Up 300 bps -3.2% Up 200 bps -2.9% Up 100 bps -3.6% Base -- Down 100 bps -1.7% Down 200 bps -3.3% 43INTEREST RATE SENSITIVITY § Base case assumes composition of interest sensitive assets and liabilities remain static as of 6/30/2020 § Assumes rate shocks are instantaneous and sustained parallel rate shifts, or reflected uniformly across the yield curve regardless of duration to maturity or repricing of specific assets & liabilities § Interest rate risk is mitigated through efficient balance sheet management RATE SHOCK ANALYSIS – JUNE 30, 2020 INTEREST RATE SENSITIVITY Change in Interest Rates % Change in Net (Rate Shock) Interest Income Up 400 bps -2.5% Up 300 bps -3.2% Up 200 bps -2.9% Up 100 bps -3.6% Base -- Down 100 bps -1.7% Down 200 bps -3.3% 43

APPENDIX MERGERS & ACQUISITIONSAPPENDIX MERGERS & ACQUISITIONS

OVERVIEW: ACQUISITION OF BANK OF AKRON

KEY TRANSACTION METRICS

	At Completion
Completion Date:	July 17, 2020
Purchase Price ($M):	$40.8
Price / Tangible Book Value:	103.1%
Price / Earnings:	11.0x
Price / Assets:	10.0%
Core Deposit Premium:	0.4%
Consideration:	60%

PRO FORMA MAP


Niagara-on-the-Lake
Ridgeway
Medina
Albion
Brockport
St Catharines
Lockport
East Shelby
North Tonawanda
Welland
Tonawanda
Amherst
Main Rd
Batavia
Port Colborne
West Seneca
Marilla
East Aurora
Warsaw
Hamburg

TRANSACTION RATIONALE

Target Financials	June 30, 2020 MRQ at Completion
Assets ($000):	$471,221
Loans ($000):	329,001
Deposits ($000):	425,696
LTM ROAA:	0.81%
LTM ROAE:	4.31%
NPAs / Assets:	0.66%

- In market expansion for high growth BankOnBuffalo division of CNB
- Branches, footprints and target markets contiguous but not overlapping
- Similar commercial banking focus to CNB
- Provides critical personnel depth to rapidly growing Buffalo franchises
- Provides critical personnel depth to rapidly growing Buffalo franchise
- Filling market void created by consolidation of larger competitors in western New York

CNB FINANCIAL CORPORATION 45

OVERVIEW: ACQUISITION OF LAKE NATIONAL BANK

KEY TRANSACTION METRICS

	At Completion
Completion Date:	July 15, 2016
Purchase Price ($M):	$24.8
Price / Tangible Book Value:	172.3%
Price / Earnings:	30.5x
Price / Assets:	15.8%
Core Deposit Premium:	9.9%
Consideration:	100% Cash

PRO FORMA MAP



Lake Erie
Toledo
Sandusky
Elyria
Norwalk
Findlay
Akron
Youngstown
Canton
Mansfield
Marion
OHIO
Mount Vernon
Coshocton
Zanesville
Steubenville
Wheeling
Pittsburgh
Johnstown
Altoona
Chambersburg
Jamestown
Franklin
Clarion

TRANSACTION RATIONALE

Target Financials	June 30, 2016 MRQ at Completion
Assets ($000):	$156,575
Loans ($000):	122,367
Deposits ($000):	139,712
LTM ROAA:	0.53%
LTM ROAE:	5.73%
NPAs / Assets:	2.37%

- Acquisition of healthy, well-performing institution in greater Cleveland area
- Logical market expansion of ERIEBANK franchise
- Demographically attractive with significant organic growth potential
- Mentor market is known for its mid-sized C&I businesses, a core strength of the Company
- Retention of key leadership with deep knowledge of the local market
- Cash consideration leveraged regulatory capital without ownership dilution

CNB FINANCIAL CORPORATION 46

OVERVIEW: ACQUISITION OF FC BANC CORP.

KEY TRANSACTION METRICS

	At Completion
Completion Date:	October 11, 2013
Purchase Price ($M):	$41.6
Price / Tangible Book Value:	131.1%
Price / Earnings:	11.8x
Price / Assets:	11.3%
Core Deposit Premium:	3.7%
Consideration:	80% Stock

PRO FORMA MAP



Detroit
Adrian
Toledo
Sandusky
Cleveland
Elyria
Norwalk
Akron
Findlay
Mansfield
Canton
Youngstown
Marion
OHIO
Mount Vernon
Coshocton
Steubenville
Pittsburgh
Zanesville
Wheeling
Jamestown
Coudersport
Franklin
Clarion
Altoona
Johnstown
Chambersburg
Cumberland
Lancaster

TRANSACTION RATIONALE

Target Financials	9/30/2013 MRQ at Completion
Assets ($000):	$364,163
Loans ($000):	250,885
Deposits ($000):	326,963
LTM ROAA:	0.98%
LTM ROAE:	10.58%
NPAs / Assets:	0.42%

- Opportunistic acquisition in similar markets in Northern Ohio and the Columbus MSA
- Provided new avenues for growth without the pricing and deal structure more traditionally seen in metropolitan markets
- Acquired commercial real estate and agricultural lending expertise to complement our strong C&I business lending background
- Ability to replicate successful ERIEBANK model using a distinct brand with local bankers and oversight to serve particular markets
- Retention of an experienced team that has deep understanding of the Central Ohio marketplace

CNB FINANCIAL CORPORATION 47

APPENDIX COVID-19 RESPONSEAPPENDIX COVID-19 RESPONSE

COVID-19 RESPONSE OPERATIONAL RESPONSE § Invoked Board-approved Pandemic Preparedness Plan including expanding remote-access availability for the workforce § Implemented communications plan to ensure employees, customers and critical vendors are kept abreast of developments affecting operations § Restricted all non-essential travel and instituted a mandatory quarantine period for anyone who has traveled to an impacted area § Temporarily closed all branch lobbies to non-employees, except for limited cases by appointment. The Company has since re-opened its branch lobbies, while continuing to enforce safe practices while serving customers § Continues to serve customers through drive-through capabilities, internet banking, ATM network, mobile application and customer service capabilities . § Working closely with customers directly affected by COVID-19 Prepared to continue short-term assistance in accordance with regulator guidelines 49COVID-19 RESPONSE OPERATIONAL RESPONSE § Invoked Board-approved Pandemic Preparedness Plan including expanding remote-access availability for the workforce § Implemented communications plan to ensure employees, customers and critical vendors are kept abreast of developments affecting operations § Restricted all non-essential travel and instituted a mandatory quarantine period for anyone who has traveled to an impacted area § Temporarily closed all branch lobbies to non-employees, except for limited cases by appointment. The Company has since re-opened its branch lobbies, while continuing to enforce safe practices while serving customers § Continues to serve customers through drive-through capabilities, internet banking, ATM network, mobile application and customer service capabilities . § Working closely with customers directly affected by COVID-19 Prepared to continue short-term assistance in accordance with regulator guidelines 49

ADDITIONAL DETAIL – COVID 19 RESPONSE CUSTOMER EXPERIENCE § Established COVID-19 Preparedness Committee comprised of Senior Management, focused on safety of our customers and employees § Re-established loan pricing floors at adjustable levels as part of standard pricing decisions § Implemented proactive communication protocols via CNB website, emails, social media and newspaper/radio ads § Implemented temporary branch closures, while maintaining limited lobby hours (by appointment only) and regular drive-through hours § Significantly participated in the PPP to support small businesses in our communities proactively § Granted needs-based loan payment deferrals due to COVID-19 impact, with no negative credit reporting § Proactively reached out to the Hospitality industry to establish principal and interest deferrals for six months 50ADDITIONAL DETAIL – COVID 19 RESPONSE CUSTOMER EXPERIENCE § Established COVID-19 Preparedness Committee comprised of Senior Management, focused on safety of our customers and employees § Re-established loan pricing floors at adjustable levels as part of standard pricing decisions § Implemented proactive communication protocols via CNB website, emails, social media and newspaper/radio ads § Implemented temporary branch closures, while maintaining limited lobby hours (by appointment only) and regular drive-through hours § Significantly participated in the PPP to support small businesses in our communities proactively § Granted needs-based loan payment deferrals due to COVID-19 impact, with no negative credit reporting § Proactively reached out to the Hospitality industry to establish principal and interest deferrals for six months 50

ADDITIONAL DETAIL – COVID 19 RESPONSE EMPLOYEE EXPERIENCE § Employed a split team approach § Leveraged IT network capabilities to support work from home § All commercial and private banking sales teams worked remotely § Diversified customer service center agents into 3 locations, in 3 states § Implemented a more robust employee communication process (multiple communications per week) § Initiated a temporary hiring freeze § Maintained employee wages at pre-pandemic rates (even with reduced hours) § All benefits, including 401k company match, were maintained 51ADDITIONAL DETAIL – COVID 19 RESPONSE EMPLOYEE EXPERIENCE § Employed a split team approach § Leveraged IT network capabilities to support work from home § All commercial and private banking sales teams worked remotely § Diversified customer service center agents into 3 locations, in 3 states § Implemented a more robust employee communication process (multiple communications per week) § Initiated a temporary hiring freeze § Maintained employee wages at pre-pandemic rates (even with reduced hours) § All benefits, including 401k company match, were maintained 51

SBA PPP LOANS SBA PAYCHECK PROTECTION PROGRAM (PPP) BY INDUSTRY (AS OF JUNE 30, 2020) ($ in thousands) Total Loans Average Loan # of Loans Manufacturing $49,737 $208 239 Healthcare 32,265 173 187 Construction 2 8,974 143 202 Professional and Business Services 23,606 110 215 Retail 15,487 88 175 Other Services 12,254 64 190 Accomodation and Food Services 11,853 65 182 Administrative and Waste Management 9 ,584 114 84 Transportation and Warehousing 8,587 124 69 Wholesale 7 ,444 146 51 Finance and Insurance 4 ,807 71 68 Mining, Quarrying and Oil and Gas Extraction 4,748 125 38 Information 4,418 245 18 Arts and Entertainment 3 ,451 72 48 Commercial Real Estate 3 ,536 51 69 Agricultural 2 ,088 60 35 Other 2 ,954 106 28 Total $225,793 $119 1 ,898 Loan Origination Pool Total Funded Expected Fees # of Loans < $350,000 $117,104 $5,855 1,746 $350,000 - $2,000,000 94,758 2,843 147 > $2,000,000 13,931 139 5 Total $225,793 $8,837 1,898 52 Note: Data as of June 30, 2020SBA PPP LOANS SBA PAYCHECK PROTECTION PROGRAM (PPP) BY INDUSTRY (AS OF JUNE 30, 2020) ($ in thousands) Total Loans Average Loan # of Loans Manufacturing $49,737 $208 239 Healthcare 32,265 173 187 Construction 2 8,974 143 202 Professional and Business Services 23,606 110 215 Retail 15,487 88 175 Other Services 12,254 64 190 Accomodation and Food Services 11,853 65 182 Administrative and Waste Management 9 ,584 114 84 Transportation and Warehousing 8,587 124 69 Wholesale 7 ,444 146 51 Finance and Insurance 4 ,807 71 68 Mining, Quarrying and Oil and Gas Extraction 4,748 125 38 Information 4,418 245 18 Arts and Entertainment 3 ,451 72 48 Commercial Real Estate 3 ,536 51 69 Agricultural 2 ,088 60 35 Other 2 ,954 106 28 Total $225,793 $119 1 ,898 Loan Origination Pool Total Funded Expected Fees # of Loans < $350,000 $117,104 $5,855 1,746 $350,000 - $2,000,000 94,758 2,843 147 > $2,000,000 13,931 139 5 Total $225,793 $8,837 1,898 52 Note: Data as of June 30, 2020

ECONOMICALLY SENSITIVE INDUSTRIES TOTAL GROSS LOANS AS OF 6/30/2020 COMMENTARY HOSPITALITY § The Company identifies its most economically sensitive 6% loan exposure categories as hospitality, energy, ENERGY 1% restaurants, and healthcare RESTAURANTS § The Company is not significantly dependent on these 1% economically sensitive industries HEALTHCARE 6% § In its underwriting criteria for these companies, the Company prioritizes: OTHER 86% § Projects, properties, or operators that are in- market § Experienced and proven owner-operators § Debt service coverage of 1.25 or better and LTV of 80% or better ADDITIONAL DETAIL AS OF 6/30/2020 Outstanding Average Past Non- $ in Thousands Balance Loan Size Due Performing (1) Most Economically Sensitive Industries $411,746 $400 0.3% $12,603 All Other Loans $2,623,042 $96 0.5% $16,666 Total Gross Loans $3,034,788 $134 0.5% $29,269 53ECONOMICALLY SENSITIVE INDUSTRIES TOTAL GROSS LOANS AS OF 6/30/2020 COMMENTARY HOSPITALITY § The Company identifies its most economically sensitive 6% loan exposure categories as hospitality, energy, ENERGY 1% restaurants, and healthcare RESTAURANTS § The Company is not significantly dependent on these 1% economically sensitive industries HEALTHCARE 6% § In its underwriting criteria for these companies, the Company prioritizes: OTHER 86% § Projects, properties, or operators that are in- market § Experienced and proven owner-operators § Debt service coverage of 1.25 or better and LTV of 80% or better ADDITIONAL DETAIL AS OF 6/30/2020 Outstanding Average Past Non- $ in Thousands Balance Loan Size Due Performing (1) Most Economically Sensitive Industries $411,746 $400 0.3% $12,603 All Other Loans $2,623,042 $96 0.5% $16,666 Total Gross Loans $3,034,788 $134 0.5% $29,269 53

HEALTHCARE LOAN PORTFOLIO

HEALTHCARE LOANS BY CATEGORY (6/30/20)



OFFICES OF HEALTHCARE PROFESSIONALS 25%
HOSPITALS 24%
$170M
SOCIAL SERVICES 25%
PERSONAL CARE HOMES 26%

HEALTHCARE LOAN PORTFOLIO

- Total healthcare portfolio comprises approximately 6% of total loan portfolio as of 6/30/20
- Well diversified portfolio
- Full recourse from owners/partners at origination
- Hard cash/land in the project or purchase
- Delinquency and non-performing loans include one $9.7 million loan relationship with adequate collateral support

ADDITIONAL DETAIL AS OF 6/30/2020

$ in Thousands	# of Loans	Outstanding Balance	Average Loan Size	Past Due	Non-Performing
Social Services	86	$42,152	$490	0.5%	$211
Offices of Healthcare Professionals	316	43,322	137	0.0%	0
Hospitals	9	40,819	4,535	0.0%	0
Nursing and Residential Care Facilities	45	43,669	970	0.0%	9,747
Total Healthcare Loans	**456**	**$169,962**	**$373**	**0.1%**	**$9,958**

CNB FINANCIAL CORPORATION 54

APPENDIX OTHER RELEVANT INFORMATIONAPPENDIX OTHER RELEVANT INFORMATION

KROLL RATINGS SUMMARY

KROLL BOND RATING AGENCY - RATINGS SUMMARY

Ratings last affirmed July 2020

CNB FINANCIAL CORP

Senior Unsecured Debt	BBB
Subordinated Debt	BBB-
Short-Term Debt	K3

CNB BANK

Senior Unsecured Debt	BBB+
Subordinated Debt	BBB
Short-Term Deposit	K2
Short-Term Debt	K2

OUTLOOK	Stable

Source: Press Release – "KBRA Affirms Ratings for CNB Financial Corporation" (July 22, 2020)

CNB FINANCIAL CORPORATION 56

NON-GAAP RECONCILIATION Tangible common equity, tangible assets, and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and the core deposit intangible from the calculation of shareholders’ equity. Tangible assets are calculated by excluding the balance of goodwill and core deposit intangible from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. CNB believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition, because, in the case of the tangible common equity to tangible assets ratio, the ration is an additional measure used to assess capital adequacy and, in the case of tangible book value per share, tangible book value per share is an additional measure used to assess CNB’s value. Because not all companies use the same calculations of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data). As of or for the year ending December 31, As of or for quarter, Dollars in thousands, except per share data 2016 2017 2018 2019 6/30/2020 Total common stockholder's equity (GAAP) $211,784 $243,910 $262,830 $304,966 $330,272 Less goodwill and other intangible assets $41,584 $40,355 $39,457 $38,890 $38,738 Tangible common equity (non-GAAP) $170,200 $203,555 $223,373 $266,076 $291,534 Shares outstanding 14,467,815 1 5,264,740 15,207,281 1 5,247,985 15,396,561 Book value per common share $14.64 $15.98 $17.28 $20.00 $21.45 Tangible book value per common share (Non-GAAP) $11.76 $13.33 $14.69 $17.45 $18.94 Total assets (GAAP) $2,573,821 $2,768,773 $3,221,521 $3,763,659 $4,469,551 Less goodwill and other intangible assets $41,584 $40,355 $39,457 $38,890 $38,738 Tangible common assets (Non-GAAP) $2,532,237 $2,728,418 $3,182,064 $3,724,769 $4,430,813 Tangible common equity to tangible assets (GAAP) 6.72% 7.46% 7.02% 7.14% 6.58% 57NON-GAAP RECONCILIATION Tangible common equity, tangible assets, and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and the core deposit intangible from the calculation of shareholders’ equity. Tangible assets are calculated by excluding the balance of goodwill and core deposit intangible from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. CNB believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition, because, in the case of the tangible common equity to tangible assets ratio, the ration is an additional measure used to assess capital adequacy and, in the case of tangible book value per share, tangible book value per share is an additional measure used to assess CNB’s value. Because not all companies use the same calculations of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data). As of or for the year ending December 31, As of or for quarter, Dollars in thousands, except per share data 2016 2017 2018 2019 6/30/2020 Total common stockholder's equity (GAAP) $211,784 $243,910 $262,830 $304,966 $330,272 Less goodwill and other intangible assets $41,584 $40,355 $39,457 $38,890 $38,738 Tangible common equity (non-GAAP) $170,200 $203,555 $223,373 $266,076 $291,534 Shares outstanding 14,467,815 1 5,264,740 15,207,281 1 5,247,985 15,396,561 Book value per common share $14.64 $15.98 $17.28 $20.00 $21.45 Tangible book value per common share (Non-GAAP) $11.76 $13.33 $14.69 $17.45 $18.94 Total assets (GAAP) $2,573,821 $2,768,773 $3,221,521 $3,763,659 $4,469,551 Less goodwill and other intangible assets $41,584 $40,355 $39,457 $38,890 $38,738 Tangible common assets (Non-GAAP) $2,532,237 $2,728,418 $3,182,064 $3,724,769 $4,430,813 Tangible common equity to tangible assets (GAAP) 6.72% 7.46% 7.02% 7.14% 6.58% 57

NON-GAAP RECONCILIATION As of or for the year ending December 31, Year-to-Date Dollars in thousands, except per share data 2016 2017 2018 2019 6/30/2020 Average Common Equity $212,058 $239,223 $250,496 $285,324 $317,587 LESS: Average Intangibles 34,072 4 0,941 39,877 39,145 38,820 Average Tangible common equity (non-GAAP) $177,986 $198,282 $210,619 $246,179 $278,767 A Net Income Available to Common 2 0,411 2 3,725 33,569 39,934 17,059 B ADD: Tax-Affected Amortization of Intangibles 731 799 709 448 120 C Net Income + Tax-Affected Amortization of Intangibles $21,142 $24,524 $34,278 $40,382 $17,179 D (B + C) Return on Average Tangible Common Equity 11.88% 12.37% 16.27% 16.40% 12.33% (D / A) 58NON-GAAP RECONCILIATION As of or for the year ending December 31, Year-to-Date Dollars in thousands, except per share data 2016 2017 2018 2019 6/30/2020 Average Common Equity $212,058 $239,223 $250,496 $285,324 $317,587 LESS: Average Intangibles 34,072 4 0,941 39,877 39,145 38,820 Average Tangible common equity (non-GAAP) $177,986 $198,282 $210,619 $246,179 $278,767 A Net Income Available to Common 2 0,411 2 3,725 33,569 39,934 17,059 B ADD: Tax-Affected Amortization of Intangibles 731 799 709 448 120 C Net Income + Tax-Affected Amortization of Intangibles $21,142 $24,524 $34,278 $40,382 $17,179 D (B + C) Return on Average Tangible Common Equity 11.88% 12.37% 16.27% 16.40% 12.33% (D / A) 58